NOTICE & PROXY STATEMENT

SCHEDULE 14A INFORMATION

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MidWestOne Financial Group, Inc.

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IOWA CITY, IA (June 18, 2008) – MidWestOne Financial Group, Inc. (the “Company”) announced today that, because of the severe flooding throughout the Iowa City and Coralville, Iowa, region and the resulting inability of many of the Company’s shareholders to safely and conveniently attend the Company’s 2008 annual meeting scheduled for today, the Company decided to open the annual meeting at the previously scheduled time and location and then immediately adjourn the meeting. As a result, no substantive business was conducted at today’s meeting. The Company’s shareholders approved a motion to reconvene the adjourned meeting on Wednesday, June 25, 2008, at 3:00 p.m. at the Sheraton Iowa City Hotel, located at 210 S. Dubuque Street, Iowa City, Iowa. At the reconvened meeting on June 25, the Company anticipates conducting the business set forth in the Notice of Annual Meeting of Shareholders and accompanying proxy statement and annual report that were mailed to the Company’s shareholders on or about May 22, 2008. Proxies previously submitted by shareholders will remain valid at the reconvened meeting. Accordingly, shareholders do not need to resubmit their proxies.

For up-to-date information on the rescheduled annual meeting, shareholders can contact Kelly Scherrer at (319) 356-5897 or kscherrer@isbt.com.

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MidWestOne Financial Group, Inc. (NASDAQ: MOFG) owns and operates the 19 locations of MidWestOne Bank within 14 communities in eastern and southern Iowa. MidWestOne Financial Group also owns and operates the 7 locations of Iowa State Bank & Trust Company, based in Iowa City, and the 3 locations of First State Bank, based in Conrad. MidWestOne intends to merge the three banks in August, 2008, with the resulting bank to be named MidWestOne Bank. The headquarters will remain in Iowa City.